Exhibit 107

Calculation of Filing Fee Tables

FORM S-8

(Form Type)

Waldencast plc

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Class A ordinary shares, par value $0.0001 per share	457(c) and 457(h)	2,038,112	(3)	$9.18	$18,709,868.20	.00011020		$2,061.83
	Equity	Class A ordinary shares, par value $0.0001 per share	457(c) and 457(h)	7,696,922	(4)	$9.18	$70,657,744.00	.00011020		$7,786.48
	Equity	Class A ordinary shares, par value $0.0001 per share	457(c) and 457(h)	16,134,716	(5)	$9.18	$148,116,693.00	.00011020		$16,322.46
	Equity	Class A ordinary shares, par value $0.0001 per share	457(c) and 457(h)	950,000	(6)	$9.18	$8,721,000.00	.00011020		$961.05
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts						$246,205,305.00			$27,131.82
	Total Fees Previous Paid								$
	Net Fee Due									$27,131.82

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of Class A ordinary shares being registered hereby shall be adjusted to include any additional Class A ordinary shares that may become issuable as a result of stock splits, stock dividends, recapitalizations or any other similar transactions effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding Class A ordinary shares in accordance with the provisions of the Milk Makeup LLC Appreciation Rights Plan (the “Milk Plan”), the Obagi Global Holdings Limited 2021 Stock Incentive Plan (the “Obagi Plan”), the Waldencast plc 2022 Incentive Award Plan (the “Incentive Award Plan”) and the Waldencast plc Incentive Inducement Award Plan (the “Inducement Plan”).

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to paragraphs (c) and (h) (1) of Rule 457 under the Securities Act on the basis of the average of the high and low prices per share of the Registrant’s Class A ordinary shares as reported on the Nasdaq Capital Market on October 28, 2022.

(3)	Represents 2,038,112 Class A ordinary shares reserved for issuance under the Milk Plan.

(4)	Represents 7,696,922 Class A ordinary shares reserved for issuance under the Obagi Plan.

(5)	Represents 16,134,716 Class A ordinary shares reserved for issuance under the Incentive Award Plan.

(6)	Represents 950,000 Class A ordinary shares reserved for issuance under the Inducement Plan.